SEPARATION AGREEMENT

THIS SEPARATION AGREEMENT (hereinafter “Agreement”) is made and entered into by and between Gregory B. Jones (“Mr. Jones”) and Cornerstone Community Bank and Cornerstone Bancshares, Inc. (collectively “Cornerstone”), in order to reach an amicable termination of their employment relationship and to promote harmonious relations in the future.

1.           Resignation.  Mr. Jones agrees that his employment with Cornerstone and his position as an officer and/or director of Cornerstone will terminate by his resignation effective November 12, 2009 (hereinafter, the “Resignation Date”) irrevocably and forever.  Mr. Jones further agrees that the Key Executive Employment and Severance Agreement dated as of March 1, 1999 between Mr. Jones and Cornerstone Community Bank (the "Employment Agreement") is also terminated effective November 12, 2009.  Thereafter, except as otherwise provided herein, no future compensation, allowances, or benefits will accrue in his favor.

2.           Separation Pay.  In full satisfaction of Cornerstone Community Bank’s obligations under the Employment Agreement, and provided that Mr. Jones signs this Agreement and does not revoke it, Cornerstone will pay to Mr. Jones his salary in the gross amount of  Nine Thousand Two Hundred Thirty and 77/100 Dollars ($9,230.77) per bi-weekly pay period, as Separation Pay, less appropriate withholding for FICA, Medicare, and federal taxes, for the period from November 13, 2009 through May 7, 2010 (for a total of 13 bi-weekly pay periods).  All payments of Separation Pay will be made by direct deposit to Mr. Jones’ bank account according to Cornerstone’s normal payroll procedures and cycle, provided that such payments will not start until after the seven (7) day revocation period (referenced in Paragraph 15  below) has expired.  The Separation Pay outlined above will be in addition to Mr. Jones’ regular salary and fringe benefits, including, without limitation, payment for unused, accrued vacation days, through the Resignation Date.  Except as specifically set forth in this paragraph, Mr. Jones acknowledges that the Separation Pay and Benefits being paid under this Agreement supplant any commissions, bonuses or other compensation, to which he might otherwise be entitled.

3.           Separation Benefits.  Mr. Jones agrees that all of his employee welfare benefits, including, without limitation, his Cornerstone group health insurance coverage, will cease as of the Resignation Date.  Thereafter, Mr. Jones and/or his dependents may be eligible to continue health insurance benefits under the Consolidated Omnibus Budget Reconciliation Act (“COBRA”), and Cornerstone will provide proper notice to Mr. Jones and/or his dependents of his notice of continuation rights under COBRA.  Provided that Mr. Jones signs this Agreement and does not revoke it, and upon Mr. Jones’ election to continue his health insurance coverage in accordance with COBRA, Cornerstone will reimburse him for  the cost of such continuation coverage through May 31, 2010, or until Mr. Jones becomes eligible for replacement coverage, whichever occurs sooner.

4.           Retirement Plans.  To the extent that Mr. Jones may be participating in the Cornerstone Bancshares, Inc. 401(k) Plan, for purposes of the Plan, November 12, 2009 shall be Mr. Jones’ "Termination of Employment" date.

______ Mr. Jones	Cornerstone ______

5.           Stock Options.  The parties agree that any stock options granted to Mr. Jones will remain exercisable in accordance with the terms and conditions of any applicable stock option agreements between Cornerstone and Mr. Jones.

6.           Neutral Job Reference and Non-Disparagement.  In the event that Cornerstone is contacted for references concerning Mr. Jones’ employment at Cornerstone, such inquiries shall be referred to Miller Welborn or Marsha Yessick, who will provide a neutral reference, divulging only Mr. Jones’ dates of employment and positions held.  Mr. Jones agrees that he will not make any verbal or written statements of any nature whatsoever that are disparaging, negative, or unfavorable about Cornerstone, its management, operations, products, services, directors, officers, employees or agents.

7.           General Release.  In exchange for the valuable consideration set forth herein, Mr. Jones agrees to release Cornerstone, together with its current or former officers, directors, agents, owners, employees, attorneys, successors, affiliates, subsidiaries, surviving entity or entities by reason of any merger or acquisition, heirs, executors, administrators, spouses, and assigns, from any and all charges, complaints, claims, liabilities, obligations, actions, causes of action, suits, demands, costs, losses, damages and expenses, of any nature whatsoever, known or unknown, including, but in no way limited to, any claims under Title VII of the Civil Rights Act of 1964 (Title VII); the Age Discrimination in Employment Act (ADEA); the Americans with Disabilities Act (ADA); the Employee Retirement Income Security Act of 1974, as amended (ERISA); 42 U.S.C. §1981; the Occupational Safety and Health Act, 29 U.S.C. §651 et seq. (OSHA); the federal False Claims Act; the Family and Medical Leave Act; the Tennessee Human Rights Act; the Tennessee Public Protection Act; any claim based on express or implied contract; any claims of promissory estoppel; any action arising in tort, including, but in no way limited to, libel, slander, defamation, intentional infliction of emotional distress, or negligence; any claim for wrongful discharge, any constitutional claims, or any claim under all laws relating to the violation of public policy, retaliation or compensation; any claims arising under employment, discrimination or whistleblower laws; or any claims under other applicable federal, state or local law, regulation, ordinance or order, at common law or otherwise arising out of their employment relationship or the termination of their employment relationship, which Mr. Jones now has, owns or holds, or claims to have, own or hold, or which he at any time heretofore had, owned or held, or claimed to have, own or hold against them.  It is agreed that this is a general release and it is to be broadly construed as a release of all claims; provided that, this section expressly does not include a release of any claims that cannot be released hereunder by law.  Mr. Jones hereby acknowledges that Cornerstone has in no way interfered with his right to take any leave to which he may have been entitled by law or under Cornerstone policies.  Mr. Jones further acknowledges that Cornerstone has allowed him to take any such leave for which he was eligible and which he requested.  Mr. Jones further acknowledges that he has reported any and all workplace injuries that he has incurred or suffered to date.

8.           Confidentiality.  In further consideration for the above Separation Pay and Separation Benefits, Mr. Jones agrees that he will keep the terms and amount of this Agreement completely confidential, and that he will not hereafter disclose any information concerning this Agreement to any person or entity other than his spouse, his attorneys and his tax advisors, except as required by law; provided, that those individuals will be deemed to be his agents and, therefore, also bound by this Agreement.  Mr. Jones further recognizes and acknowledges that strict confidentiality is of the essence of this Agreement, and that Cornerstone would suffer immediate and irreparable harm in the event of any breach of that confidentiality.

______ Mr. Jones	Cornerstone ______

9.           Non-disclosure of Confidential Information.  As further consideration for the benefits conferred upon Mr. Jones by this Agreement, Mr. Jones agrees that he will not divulge, furnish or make accessible to anyone or use in any way any confidential or secret knowledge or information of Cornerstone that Mr. Jones has acquired or become acquainted with during his employment by Cornerstone, whether developed by himself or by others concerning any products, financial information, techniques, data, ideas, trade secrets, confidential or secret designs, processes, formulae, plans, devices or material (whether or not patented or patentable) directly or indirectly useful in any aspect of the business of Cornerstone; any customer information, marketing information, business plans, merchandising information, pricing information, strategies, or supplier lists of Cornerstone; any confidential or secret development or research work of Cornerstone; any other confidential information or secret aspects of the business of Cornerstone; or any information relating to personal matters, stock ownership, contracts, investments, legal matters or business affairs of Cornerstone which are of a proprietary or confidential nature, or maintained as information not generally disclosed to the public, whether communicated orally or in writing (collectively, the “Confidential Information”).  Mr. Jones acknowledges that Confidential Information constitutes a unique and valuable asset of Cornerstone and represents a substantial investment of time and expense by Cornerstone, and that any disclosure or other use of such Confidential Information other than for the sole benefit of Cornerstone would be wrongful and would cause irreparable harm to Cornerstone.  Mr. Jones will refrain from any acts or omissions that would reduce the value of such Confidential Information to Cornerstone.  Mr. Jones further acknowledges that this provision is of the essence of this Agreement, and that Cornerstone would suffer irreparable harm in the event of any breach of this provision.

10.         Surrender of Materials Upon Resignation.  Mr. Jones hereby agrees that, upon the Resignation Date, he will immediately surrender to Cornerstone all personal notes, drawings, manuals, documents, photographs, computer programs, discs or the like, including all copies thereof, relating to any Confidential Information.  In addition, Mr. Jones agrees to return to Cornerstone, immediately upon the Resignation Date, all Cornerstone property.

11.         Non-Solicitation of Other Cornerstone Employees. Mr. Jones further agrees that for a period of one year after the Resignation Date, he will not directly or indirectly solicit, assist or induce any of Cornerstone’s employees to terminate their relationships with Cornerstone.  Mr. Jones also agrees that for a period of one year after the Resignation Date, he will not directly or indirectly solicit, assist or induce any of Cornerstone’s employees to become employed by or associated with another bank or bank holding company.  Mr. Jones agrees that he will not, directly or indirectly, assist or encourage any other person in carrying out any activity that would be prohibited by the foregoing provisions of this Paragraph 11, if such activity were carried out by Mr. Jones either directly or indirectly.  Mr. Jones acknowledges and agrees that Cornerstone has a valid need to protect its business by prohibiting such solicitation and that these restrictions are both reasonable and necessary to protect Cornerstone’s business. It is not the intent of Cornerstone to prohibit Mr. Jones from obtaining employment in an industry either related or unrelated to Cornerstone’s business.

______ Mr. Jones	Cornerstone ______

12.         Litigation.  Mr. Jones agrees that it is an essential term and condition of this Agreement that he cooperate with Cornerstone and its counsel in any claims and/or lawsuits involving Cornerstone of which he may have particular knowledge or in which he may be a witness.  Such cooperation includes meeting with Cornerstone representatives and counsel to disclose such facts as Mr. Jones may know; preparing with Cornerstone counsel for any deposition, trial, hearing or other proceeding; attending any deposition, trial, hearing or other proceeding to provide truthful testimony; and providing other assistance to Cornerstone and to Cornerstone’s counsel in the defense or prosecution of litigation as may, in the judgment of Cornerstone’s counsel, be necessary.  Cornerstone agrees to reimburse Mr. Jones for reasonable and necessary expenses incurred by Mr. Jones in the course of complying with this obligation of cooperation.

13.         Mr. Jones’ Services.  Mr. Jones agrees that he will respond promptly and fully to requests for information from Cornerstone, its attorneys or accountants, for a period of one (1) year from the Resignation Date, with the understanding that such requests will be scheduled at mutually convenient times and places.  During the first six (6) months of the agreement, Mr. Jones will not receive any additional compensation for his services other than as provided in Paragraph 2.  Thereafter, Cornerstone shall compensate Mr. Jones for his services at an hourly rate of $115.38.

14.         Remedies.  Mr. Jones agrees that the affirmative obligations and covenants specifically set forth in paragraphs 6, 7, 8, 9, 10, 11, 12 and 13 of this Agreement are of the essence of this Agreement; that each of such obligations and covenants is reasonable and necessary to protect and preserve the interests and properties of Cornerstone; and that irreparable loss and damage will be suffered by Cornerstone should Mr. Jones breach any of such covenants.  In the event of a breach of any of these provisions, this Agreement shall not be void; however, Cornerstone will thereafter have no further obligations to him pursuant to this Agreement.  Further, Cornerstone may bring an action in a court of appropriate jurisdiction to enforce the applicable provision and to recover appropriate damages and attorney fees.  In addition, Mr. Jones agrees and consents that, in addition to all other remedies provided at law or in equity, Cornerstone shall be entitled to a temporary restraining order and temporary and permanent injunctions to prevent a breach or contemplated breach of any of the aforementioned covenants.  The existence of any claim, demand, action or cause of action of Mr. Jones against Cornerstone shall not constitute a defense to the enforcement by Cornerstone of any of the covenants or agreements herein.

15.         Opportunity to Review.  As part of this Agreement, Mr. Jones understands that he is waiving all claims for age discrimination under the Age Discrimination in Employment Act (“ADEA”).  Further, Mr. Jones represents and acknowledges that he has carefully read and understands all of the provisions of this Agreement, and that he is voluntarily entering into this Agreement.  Mr. Jones represents and acknowledges that he has been advised in writing to, and has been afforded the right and opportunity to, consult with an attorney prior to executing this Agreement, that he has twenty-one (21) days within which to consider this Agreement, that he has seven (7) days following its execution within which to revoke this Agreement, and that this Agreement, and the payments due thereunder, will not become effective until after the revocation period has expired.  Mr. Jones further acknowledges and confirms that the only consideration for his signing this Agreement are the terms and conditions stated in writing in this Agreement, and that no other promise or agreement of any kind, other than those set out in writing in this Agreement, has been made to him by any person to cause him to sign this Agreement.

______ Mr. Jones	Cornerstone ______

16.         Indemnification.  In further consideration for the above, Mr. Jones agrees to indemnify and hold Cornerstone harmless from and against any and all loss, cost, damage or expense, including, without limitation, attorney fees, incurred by Cornerstone arising out of any breach of this Agreement by Mr. Jones.  Cornerstone agrees to indemnify and hold Mr. Jones harmless from and against any and all loss, cost, damage or expense, including, without limitation, attorney fees, incurred by Mr. Jones arising out of any breach of this Agreement by Cornerstone.

17.         Non-admission.  This Agreement will not in any way be construed as an admission by Cornerstone of any acts of discrimination or misconduct whatsoever against Mr. Jones or any other person, and Cornerstone specifically disclaims any liability to or discrimination against Mr. Jones or any other person, on the part of itself, its employees or its agents.  Similarly, this Agreement will not in any way be construed as an admission by Mr. Jones of any acts of misconduct whatsoever against Cornerstone or any other person, and Mr. Jones specifically disclaims any liability to or discrimination against Cornerstone or any other person.

18.         Governing Law.  This Agreement will in all respects be interpreted, enforced and governed under the laws of the State of Tennessee.

19.         Binding Effect.  All covenants, representations, and agreements made by or on behalf of Mr. Jones and Cornerstone contained in the Agreement will be binding upon the parties and their respective spouses, successors, representatives, assigns, heirs and estates.

20.         Entire Agreement.  This Agreement sets forth the entire agreement between the parties, and fully supersedes any and all prior agreements or understandings between them pertaining to the subject matter hereof.  It is agreed that this Agreement may be modified only by a subsequent, written agreement, executed by both parties.

21.         Severability.  If any one or more of the provisions contained in this Agreement shall for any reason be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other provision of this Agreement, but this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained therein.

______ Mr. Jones	Cornerstone ______

22.         Disputes.  (a) Subject to the provisions of this Paragraph 22, any controversy or claim (each, a “Claim”) between Mr. Jones and Cornerstone arising out of or relating to or concerning this Agreement (including the covenants contained in Paragraphs 6 through 13) or any aspect of this Agreement will be finally settled by arbitration in Chattanooga, Tennessee administered by the American Arbitration Association (the “AAA”) under its Commercial Arbitration Rules then in effect.  However, the AAA’s Commercial Arbitration Rules will be modified in the following ways:  (i) the arbitrator will agree to treat as confidential all evidence and other information presented to him/her, (ii) there will be no authority to award punitive damages (and Mr. Jones and Cornerstone agree not to request any such award), (iii) the optional Rules for Emergency Measures of Protections will apply, (iv) there will be no authority to amend or modify the terms of this Agreement except as provided in Paragraph 20 (and Mr. Jones and Cornerstone agree not to request any such amendment or modification), (v) the selection of the arbitrator, the arbitration hearing, the parties’ closing statements and the submission of post-hearing briefs must be concluded within nine (9) months after either party files a notice of arbitration with the other party and (vi) a decision must be rendered within thirty (30) days of the parties’ closing statements or submission of post-hearing briefs.

(b)         Mr. Jones or Cornerstone may bring an action or special proceeding in a state or federal court of competent jurisdiction sitting in Chattanooga, Tennessee to enforce any arbitration award under Paragraph 22(a).  Also, Mr. Jones or Cornerstone may bring such an action or proceeding, in addition to their rights under Paragraph 22(a) and whether or not an arbitration proceeding has been or is ever initiated, to temporarily or preliminarily enforce any part of Paragraphs 6 through 13.

(c)         Mr. Jones and Cornerstone irrevocably submit to the exclusive jurisdiction of any state or federal court located in Chattanooga, Tennessee over any action or proceeding to compel arbitration or to enforce an arbitration award.  Both Mr. Jones and Cornerstone (i) acknowledge that the forum stated in this Paragraph 22(c) has a reasonable relation to this Agreement and to the relationship between Mr. Jones and Cornerstone and that the submission to the forum will apply even if the forum chooses to apply non-forum law, (ii) waive, to the extent permitted by law, any objection to personal jurisdiction or to the laying of venue of any action or proceeding covered by this Paragraph 22(c) in the forum stated in this Paragraph 22(c), (iii) agree not to commence any such action or proceeding in any forum other than the forum stated in this Paragraph 22(c) and (iv) agree that, to the extent permitted by law, a final and non-appealable judgment in any such action or proceeding in any such court will be conclusive and binding on Mr. Jones and Cornerstone.

(d)         To the extent permitted by law, Mr. Jones and Cornerstone waive any and all rights to a jury trial with respect to any Claim.

This Agreement includes a waiver and general release of all known and unknown claims and an agreement to arbitrate any disputes.  Mr. Jones acknowledges that he has carefully read and understands this Agreement.  Mr. Jones is advised to consult an attorney before executing this waiver and general release of all claims.

The undersigned have executed this Agreement on the dates reflected by their signatures.

CORNERSTONE COMMUNITY BANK

By:	/s/ Gregory B. Jones	By:	/s/ Wesley M. Welborn
Gregory B. Jones

Date:	11/12/2009	Date:	11/12/2009

CORNERSTONE BANCSHARES, INC.

		By:	/s/ Wesley M. Welborn

		Date:	11/12/2009